Exhibit 99.1
Milacron Holdings Corp. Reports Fourth Quarter & Full Year 2016 Results
Fourth Quarter 2016:

•	Sales of $289.1 million decreased 4.1% on a constant currency basis (-5.3% organic, 1.2% acquisition)

•	Operating earnings (GAAP) were $8.8 million; Adjusted EBITDA (non-GAAP) of $53.6 million, or 18.5% of sales

•	Diluted EPS (GAAP) of $0.02; Diluted adjusted EPS (non-GAAP) of $0.47

•	Cash flow from operations of $55.4 million drove free cash flow of $29.2 million, a $13.0 million increase versus$16.2 million in the prior year
Full Year 2016:

•	Sales of $1,166.7 million increased 0.4% on a constant currency basis (-1.3% organic, 1.7% acquisition)

•	Operating earnings (GAAP) were $105.6 million; Adjusted EBITDA (non-GAAP) of $212.8 million, or 18.2% of sales

•	Diluted EPS (GAAP) of $0.43; Diluted adjusted EPS (non-GAAP) of $1.51

•	Cash flow from operations of $116.2 million drove free cash flow of $59.8 million, a $74.1 million increase versus $(14.3) million in the prior year

Cincinnati - February 23, 2017 - Milacron Holdings Corp. (“Milacron”) (NYSE: MCRN), a leading industrial technology company serving the plastic processing industry, today announced financial results for the fourth quarter ended December 31, 2016.

	Three Months Ended December 31,
In millions (except per share data)	2016	2015	Change	% Change (Constant Currency)
New orders	$291.1	$298.9	(2.6)%	(1.1)%
Sales	$289.1	$306.3	(5.6)%	(4.1)%
Operating earnings	$8.8	$33.8	(74.0)%
Adjusted EBITDA (1)	53.6	58.9	(9.0)%
% of sales	18.5%	19.2%	-70 bps
Diluted EPS	$0.02	$0.22	(90.9)%
Diluted adjusted EPS (1)	$0.47	$0.48	(2.1)%
Cash flow from operations	$55.4	$28.7	93.0%
Free cash flow	$29.2	$16.2	$13.0

	Year Ended December 31,
In millions (except per share data)	2016	2015	Change	% Change (Constant Currency)
New orders	$1,191.3	$1,174.6	1.4%	2.9%
Sales	$1,166.7	$1,179.5	(1.1)%	0.4%
Operating earnings	$105.6	$71.8	47.1%
Adjusted EBITDA (1)	$212.8	$213.4	(0.3)%
% of sales	18.2%	18.1%	+10 bps
Diluted EPS	$0.43	$(0.65)	NMF
Diluted adjusted EPS (1) (2)	$1.51	$1.40	7.9%
Cash flow from operations	$116.2	$23.0	405.2%
Free cash flow	$59.8	$(14.3)	$74.1
(1) See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(2) Represents fully diluted earnings per share for the year ended December 31, 2015 on a pro-forma basis; calculation uses the total diluted shares for the year ended December 31, 2016.
NMF - Not Meaningful
“We closed the fourth quarter on a strong note at the upper end of our adjusted EBITDA guidance range, a great achievement considering the mixed industrial dynamics that persisted throughout the year,” said Milacron Chief Executive Officer, Tom Goeke. “Despite these challenging economic conditions, we remained committed to solid operating execution and increased our backlog by nearly 7 percent versus the prior year. Our MDCS segment delivered nearly double digit constant currency sales growth in the quarter, driven by continued growth in hot runners and our Fluid Technologies segment grew 6 percent on a constant currency basis. Our APPT segment continues to be challenged by weakness in the North American industrial markets which more than offset significant growth across all other regions. We are committed to continued investment in this business and building out our aftermarket field service organization and parts fulfillment to better support our customers.
For the full year, we achieved modest constant currency sales and order growth in an uncertain commercial environment and continued to incrementally improve EBITDA margins. Structurally, we accomplished much of what we intended to with our manufacturing transition to the Czech Republic, plant expansions in India and China and the framework remains intact for 2017. We delivered on our promise of $17 million in cumulative cost reductions for the year through our SG&A cost alignment and continued manufacturing optimization in the Czech Republic. We believe we are well positioned to deliver our strategic goal of $35 million in cumulative cost reductions by 2018.
We also delivered significant free cash flow improvement of $74.1 million over the previous year. As we have previously stated, this is an area that continues to provide opportunities as we work through our restructuring initiatives and we will continue to take the necessary actions to meaningfully strengthen our balance sheet. Our recently completed debt refinancing also provides the company an improved capital structure and impactful annual interest savings.

Looking ahead to 2017, we remain cautious given the global economic uncertainty and will closely monitor customer behaviors for signs of recovery. With or without a sustainable recovery, we will continue to execute our strategic fundamentals, which includes building out our APPT field service organization, growing our consumables, furthering the optimization of our global manufacturing footprint and positioning our company for growth."
Fourth Quarter Results
For the fourth quarter of 2016, sales of $289.1 million decreased 5.6% from sales of $306.3 million in the same period a year ago. Excluding the unfavorable effects of currency movements, sales for the fourth quarter decreased 4.1%versus the prior year period. Operating earnings for the fourth quarter of 2016 decreased 74.0% to $8.8 million compared to operating earnings of $33.8 million in the prior year period. Adjusted EBITDA for the fourth quarter of 2016 decreased 9.0% to $53.6 million, or 18.5% of sales, compared to Adjusted EBITDA of $58.9 million, or 19.2% of sales, in the year ago period. Net earnings totaled $1.1 million, or $0.02 per basic and diluted share in the fourth quarter of 2016 compared to a net earnings of $15.5 million, or $0.23 and $0.22 per basic and diluted share, respectively, in the prior year quarter. Adjusted Net Income totaled $32.8 million in the fourth quarter of 2016 compared to Adjusted Net Income of $33.5 million in the prior year period.
Full Year Results
For the the year ended December 31, 2016, sales of $1,166.7 million decreased 1.1% from sales of $1,179.5 million in the same period a year ago. Excluding the unfavorable effects of currency movements, sales for the year ended December 31, 2016 rose 0.4% over the prior year period. Operating earnings for the year ended December 31, 2016 increased 47.1% to $105.6 million compared to operating earnings of $71.8 million in the prior year period. Adjusted EBITDA for the year ended December 31, 2016 decreased 0.3% to $212.8 million, or 18.2% of sales, compared to Adjusted EBITDA of $213.4 million, or 18.1% of sales, in the prior year period. Net earnings totaled $30.5 million, or $0.45 and $0.43 per basic and diluted share, respectively, for the year ended December 31, 2016 compared to a net loss of $38.8 million, or a loss of $0.65 per basic and diluted share, in the prior year period. Adjusted Net Income totaled $105.7 million for the year ended December 31, 2016 compared to Adjusted Net Income of $98.2 million in the prior year period.
Segment Results
Advanced Plastic Processing Technologies (APPT)
Sales for the fourth quarter of 2016 were $160.1 million compared to $184.8 million in the same period a year ago. Excluding $1.6 million of unfavorable effects of currency movements, sales decreased 12.5% compared to the prior year period. Operating earnings for the fourth quarter of 2016 decreased 110.0% to a loss of $1.6 million compared to operating earnings of $16.0 million in the prior year period. Adjusted EBITDA in the fourth quarter decreased 16.9% to $20.2 million, or 12.6% of sales, from Adjusted EBITDA of $24.3 million, or 13.1% of sales, in the prior year period.

For the year ended December 31, 2016, sales were $663.9 million compared to $680.8 million in the same period a year ago. Excluding $7.4 million of unfavorable effects of currency movements, sales decreased 1.4% over the prior year period. Operating earnings for the year ended December 31, 2016 decreased 36.9% to $34.9 million compared to operating earnings of $55.3 million in the prior year period. Adjusted EBITDA for the full year decreased 4.9% to $81.6 million, or 12.3% of sales, from Adjusted EBITDA of $85.8 million, or 12.6% of sales, in the prior year period.

Melt Delivery & Control Systems (MDCS)
Sales for the fourth quarter of 2016 were $101.0 million compared to sales of $94.2 million in the same period a year ago. Excluding $2.0 million of unfavorable effects of currency movements, sales increased 9.3% compared to the prior year period. Operating earnings for the fourth quarter of 2016 increased 2.2% to $18.4 million compared to operating earnings of $18.0 million in the prior year period. Adjusted EBITDA in the fourth quarter increased 2.5% to $32.6 million, or 32.3% of sales, from Adjusted EBITDA of $31.8 million, or 33.8% of sales, in the prior year period.
For the year ended December 31, 2016, sales were $389.9 million compared to sales of $383.5 million in the same period a year ago. Excluding $6.6 million of unfavorable effects of currency movements, sales increased 3.4% over the prior year period. Operating earnings for the year ended December 31, 2016 increased 75.4% to $91.4 million compared to operating earnings of $52.1 million in the prior year period. Adjusted EBITDA for the full year increased 4.9% to $127.2 million, or 32.6% of sales, from Adjusted EBITDA of $121.3 million, or 31.6% of sales, in the prior year period.

Fluid Technologies (Fluids)
Sales for the fourth quarter of 2016 were $28.0 million compared to sales of $27.3 million in the same period a year ago. Excluding $0.9 million of unfavorable effects of currency movements, sales increased 5.9% compared to the prior year period. Operating earnings for the fourth quarter of 2016 increased 16.7% to $4.2 million compared to operating earnings of $3.6 million in the prior year period. Adjusted EBITDA in the fourth quarter decreased 10.6% to $5.9 million, or 21.1% of sales, from Adjusted EBITDA of $6.6 million, or 24.2% of sales, in the prior year period.

For the year ended December 31, 2016, sales were $112.9 million compared to sales of $115.2 million in the same period a year ago. Excluding $3.2 million of unfavorable effects of currency movements, sales increased 0.8% compared to the prior year. Operating earnings for the year ended December 31, 2016 increased 34.9% to $17.4 million compared to operating earnings of $12.9 million in the prior year period. Adjusted EBITDA for the full year decreased 1.2% to $24.4 million, or 21.6% of sales, from Adjusted EBITDA of $24.7 million, or 21.4% of sales, in the prior year period.

Additional Financial Information

Milacron ended the fourth quarter of 2016 with cash and cash equivalents of $130.2 million and total debt of $953.3 million resulting in net debt of $823.1 million and a net total leverage ratio of 3.9x.

During the fourth quarter of 2016, as a result of changing the ownership structure of our German subsidiaries, the Company can elect to file a consolidated German tax return. This tax planning strategy, which had not been previously available until the fourth quarter of 2016, provides significant positive evidence for the future utilization of the deferred tax assets of the newly formed consolidated group.  As a result, the Company recognized an $8.5 million income tax benefit related to the reversal of valuation allowances previously recorded against the deferred tax assets of one member of the group. This contributed $0.12 to our fully diluted adjusted earnings per share for the fourth quarter of 2016.

2017 Outlook
Milacron forecasts 0% to 2% organic sales growth in 2017, which is in line with current market conditions. Adjusted EBITDA is forecasted to be between $219 million and $225 million. Free Cash Flow before restructuring is forecasted to be between $95 million and $105 million.

Supplemental Guidance Information
Capital Expenditures	~$50 million
Interest Expense (P&L)	~$43 million
Cash Interest (Cash Flow)	~$54 million
Tax Provision (P&L)	$30 to $34 million
Cash Taxes (Cash Flow)	$28 to $32 million
Effective Tax Rate	~27%
Diluted Shares Outstanding	~72 million shares
Conference Call
Milacron will host a conference call to discuss its fourth quarter 2016 financial results at 8 a.m. Eastern Time on February 23, 2017. The live webcast of the call can be accessed at the Milacron Investor Relations website at http://investors.milacron.com, along with the company's earnings press release and related presentation materials. The U.S. dial-in for the call is 1-877-407-8037 (1-201-689-8037 for non-U.S. callers). A replay of the conference call will be available until March 9, 2017 at 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Milacron Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415). The replay access code is 13655247.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investors.milacron.com. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Milacron

Milacron is a global leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. Milacron is the only global company with a full-line product portfolio that includes hot runner systems, injection molding, blow molding and extrusion equipment.

Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” "plan," “intend,” "should," “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. Except as required by law, Milacron undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to demand for our products being significantly affected by general economic conditions, any decline in the use of plastic, the competitiveness of the industries in which we operate and the financial resources of our competitors, our ability to successfully develop and implement strategic initiatives to increase cost savings and improve operating margins and the other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 2, 2016, and other SEC filings, copies of which are available free of charge on our website at investors.milacron.com.

Non-GAAP Financial Measures

We prepare our financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP"). To supplement this information, we also use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted Net Income. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

Adjusted EBITDA represents net earnings (loss) before interest expense, taxes, depreciation and amortization, as further adjusted for the other items reflected in the reconciliation table set forth below. Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to net earnings (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP and should not be construed as an inference that our future results will be unaffected by unusual non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments, debt service requirements and certain other cash costs that may recur in the future.

We view Adjusted EBITDA as a key measure of our performance. We present Adjusted EBITDA not only due to its importance for purposes of our credit agreements but also because it assists us in comparing our performance across reporting periods on a consistent basis as it excludes items that we do not believe are indicative of our core operating performance. Our management uses Adjusted EBITDA:

•	as a measurement used in evaluating our consolidated and segment-level operating performance on a consistent basis;

•	to calculate incentive compensation for our employees

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our debt agreements.

We believe that the inclusion of Adjusted EBITDA is useful to provide additional information to investors about certain material non-cash items as well as items considered to be one-time or non-recurring to the operations of the business. While we believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA is calculated as net earnings (loss) before income tax expense, interest expense, net, depreciation and amortization further adjusted to exclude other items as reflected in the reconciliation table below.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by usual or non-recurring items. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementary.

Adjusted Net Income

Adjusted Net Income measures our operating performance by adjusting net earnings (loss) to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards and shareholder fees, acquisition integration costs, professional services and certain other non-recurring items. Management uses this measure to evaluate our core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business, but includes certain items such as depreciation, interest expense and interest tax expense, which are otherwise excluded from Adjusted EBITDA. We believe the presentation of Adjusted Net Income enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Net Income as an alternative to net earnings (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.

Adjusted Earnings Per Share

Adjusted Earnings Per Share is defined as Adjusted Net Income divided by diluted weighted average shares outstanding. We believe Adjusted Earnings Per Share is useful to investors because it measures our operating performance, on a per share basis, by adjusting net earnings (loss), on a per share basis, to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards and shareholder fees, acquisition integration costs, professional services and certain other non-recurring items. We believe the presentation of Adjusted Earnings Per Share enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Earnings Per Share as an alternative to earnings per share, determined in accordance with U.S. GAAP, as an indicator of operating performance.

Contacts:

For more information, contact:
Media Contact:
Michael Ellis, Milacron
Michael_Ellis@milacron.com
905-877-0185 ext. 354

Investor Relations Contact:
Mac Jones, Milacron
Michael_Jones@milacron.com
513-487-5057

MILACRON HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2016 (Unaudited)	December 31, 2015
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$130.2	$67.5
Accounts receivable, net	182.3	204.4
Inventories, net:
Raw materials	81.3	81.1
Work-in-process	52.6	48.3
Finished products	115.6	109.5
Total inventories	249.5	238.9
Prepaid and other current assets	46.3	38.6
Total current assets	608.3	549.4
Property and equipment, net	243.7	221.8
Goodwill	507.9	530.1
Intangible assets, net	341.8	380.1
Other noncurrent assets	20.3	14.9
Total assets	$1,722.0	$1,696.3
Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$7.0	$7.4
Long-term debt and capital lease obligations due within one year	0.3	0.4
Accounts payable	92.5	79.2
Advanced billings and deposits	52.7	39.7
Accrued salaries, wages and other compensation	26.7	30.8
Accrued interest	13.9	13.9
Other current liabilities	59.7	52.5
Total current liabilities	252.8	223.9
Long-term debt and capital lease obligations, less unamortized discount and debt	934.1	931.9
Deferred income tax liabilities	64.4	66.2
Accrued pension liabilities	27.8	25.2
Other noncurrent accrued liabilities	8.0	8.2
Total liabilities	1,287.1	1,255.4
Shareholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.7
Capital in excess of par value	661.0	648.7
Retained deficit	(68.9)	(99.4)
Accumulated other comprehensive loss	(157.9)	(109.1)
Total shareholders’ equity	434.9	440.9
Total liabilities and shareholders’ equity	$1,722.0	$1,696.3

MILACRON HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in millions, except share and per share data)
Net sales	$289.1	$306.3	$1,166.7	$1,179.5
Cost of sales	196.4	205.8	770.9	775.6
Manufacturing margins	92.7	100.5	395.8	403.9
Operating expenses:
Selling, general and administrative expenses	65.4	53.6	252.4	261.1
Amortization expense	7.8	8.6	31.3	35.9
Loss (gain) on currency translation	5.0	3.0	(3.3)	21.6
Other expense, net	5.7	1.5	9.8	13.5
Total operating expenses	83.9	66.7	290.2	332.1
Operating earnings	8.8	33.8	105.6	71.8
Interest expense, net	15.3	15.6	60.9	68.0
Loss on debt extinguishment	—	—	—	22.2
(Loss) earnings before income taxes	(6.5)	18.2	44.7	(18.4)
Income tax (benefit) expense	(7.6)	2.7	14.2	20.4
Net earnings (loss)	$1.1	$15.5	$30.5	$(38.8)

Weighted average shares outstanding:
Basic	67,845,658	67,037,866	67,504,065	59,925,776
Diluted	70,446,657	69,784,581	70,130,062	59,925,776

Earnings (loss) per share:
Basic	$0.02	$0.23	$0.45	$(0.65)
Diluted	$0.02	$0.22	$0.43	$(0.65)

MILACRON HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2016	2015
	(in millions)
Operating activities
Net earnings (loss)	$30.5	$(38.8)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	59.9	62.7
Unrealized (gain) loss on currency translation of intercompany advances	(1.6)	23.3
Amortization of debt issuance costs	3.8	4.0
Gain on termination of post-retirement plan	—	(1.5)
Loss on debt extinguishment	—	8.4
Trademark impairment	—	2.2
Other non-cash asset impairment	1.6	—
Non-cash stock-based compensation expense	5.3	20.8
Deferred income taxes	(8.6)	(5.3)
Changes in assets and liabilities:
Accounts receivable	16.2	(28.3)
Inventories	(16.0)	(8.8)
Prepaid and other current assets	(8.9)	2.0
Accounts payable	12.5	(3.1)
Advanced billings and deposits	13.9	(17.1)
Other current liabilities	1.8	3.3
Other noncurrent assets	5.0	0.5
Other noncurrent accrued liabilities	0.8	(1.3)
Net cash provided by operating activities	116.2	23.0
Investing activities
Purchases of property and equipment	(57.3)	(52.7)
Proceeds from disposals of property and equipment	0.9	1.6
Acquisitions, net of cash acquired	—	(22.2)
Net cash used in investing activities	(56.4)	(73.3)
Financing activities
Proceeds from issuance of long-term debt (original maturities longer than 90 days)	—	806.3
Payments on long-term debt and capital lease obligations (original maturities longer than 90 days)	(0.8)	(885.0)
Net decrease in short-term borrowings (original maturities of 90 days or less)	—	(1.1)
Dividends paid	—	(144.6)
Proceeds from issuance of common stock	—	294.0
Initial public offering issuance costs	—	(21.3)
Proceeds from exercise of stock options	7.0	0.4
Debt issuance costs	—	(7.1)
Net cash provided by financing activities	6.2	41.6
Effect of exchange rate changes on cash	(3.3)	(5.3)
Increase (decrease) in cash and cash equivalents	62.7	(14.0)
Cash and cash equivalents at beginning of period	67.5	81.5
Cash and cash equivalents at end of period	$130.2	$67.5

MILACRON HOLDINGS CORP.

SALES BY BUSINESS SEGMENT
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in millions)
Sales by segment:
Advanced Plastic Processing Technologies	$160.1	$184.8	$663.9	$680.8
Melt Delivery and Control Systems	101.0	94.2	389.9	383.5
Fluid Technologies	28.0	27.3	112.9	115.2
Total	$289.1	$306.3	$1,166.7	$1,179.5

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in millions)
Net earnings (loss)	$1.1	$15.5	$30.5	$(38.8)
Amortization expense	7.8	8.6	31.3	35.9
Currency effect on intercompany advances (a)	5.7	3.7	(1.6)	23.3
Organizational redesign costs (b)	18.2	5.9	32.9	21.7
Long-term equity awards and shareholder fees (c)	1.9	(0.5)	7.1	22.9
Debt costs (d)	—	—	—	23.2
Acquisition integration costs (e)	—	0.5	—	3.7
Professional services (f)	2.2	0.9	4.7	5.2
Business combination costs (g)	—	0.4	—	0.4
Fair market value adjustments (h)	(0.1)	—	0.2	—
Annual effective tax rate adjustment (i)	(5.8)	—	(3.4)	—
Other (j)	1.8	(1.5)	4.0	0.7
Adjusted Net Income	$32.8	$33.5	$105.7	$98.2
Income tax expense	(1.8)	2.7	17.6	20.4
Interest expense, net	15.3	15.6	60.9	68.0
Depreciation expense	7.3	7.1	28.6	26.8
Adjusted EBITDA	$53.6	$58.9	$212.8	$213.4

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances associated with the acquisition of Mold-Masters Luxembourg Holdings S.à r.l. ("Mold-Masters").

(b)
Organizational redesign costs for the three months ended December 31, 2016 primarily include $8.6 million for termination costs as a result of eliminated positions, $4.7 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic and $0.2 million of costs related to the restructuring of Fluids in Europe. Organizational redesign costs for the year ended December 31, 2016 primarily include $13.3 million for termination costs as a result of eliminated positions, $4.4 million of costs related to the shutdown of facilities, $5.2 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic and $0.5 million of costs related to the restructuring of Fluids in Europe. Organizational redesign costs in the three months ended December 31, 2015 primarily included $1.0 million for termination costs as a result of eliminated positions, $0.2 million of severance, $0.7 million of one-time project costs related to the restructuring of Fluids in Europe, $0.8 million of costs related to the shutdown of facilities, and $2.2 million of costs related to relocating our facility in Italy to the Czech Republic. Organizational redesign costs in the year ended December 31, 2015 primarily included $9.3 million of costs related to relocating our facilities in Italy and Belgium to the Czech Republic, $4.4 million for termination costs as a result of eliminated positions, $3.7 million of costs related to the restructuring of Fluids in Europe, and $1.4 million of costs related to the shutdown of facilities.

(c)
Long-term equity awards and shareholder fees include the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP in the three and twelve months ended December 31, 2016 and 2015. The cash advisory payment to CCMP ceased as of the effective date of our IPO.

(d)
Debt costs incurred during the year ended December 31, 2015 included $22.2 million of debt extinguishment costs and $1.0 million of fees related to the new senior secured term loan facility due September 2020 ("New Term Loan Facility").

(e)
Acquisition integration costs in year ended December 31, 2015 included a $0.4 million gain for an adjustment to an accrued incentive payment and $1.7 million of costs to introduce the integration and new branding of all Milacron companies. In addition, acquisition integration costs in the year ended December 31, 2015 included $1.9 million of costs related to the Kortec, Inc. ("Kortec"), TIRAD s.r.o. ("TIRAD") and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives.

(f)
Professional fees in the three and twelves months ended December 31, 2016 included $2.2 million and $4.7 million of costs for strategic organizational initiatives, respectively. Professional fees related to operational efficiency, business development, and other one-time advisory projects in the three months ended December 31, 2015 included $0.9 million of costs for strategic organizational initiatives. Professional fees in the year ended December 31, 2015 included $2.8 million of fees for readiness initiatives associated with our IPO and $1.9 million of costs for strategic organizational initiatives.

(g)	Business combination costs relate to certain professional, audit and other fees related to the acquisitions of Mold-Masters, Kortec, TIRAD, and certain other smaller acquisitions.

(h)
Non-cash fair market value adjustments in the year ended December 31, 2016 relate to acquisition accounting for the fair market value of inventory as part of our acquisition of CanGen in the fourth quarter of 2015.

(i)
The annual effective tax rate adjustment primarily includes the impact of interim and intra-period tax expense and benefits that are expected to reverse in subsequent periods as well as the tax benefit associated with reconciling net earnings (loss) to Adjusted Net Income.

(j)
Other costs for the year ended December 31, 2016 includes $1.4 million related to the impairment of certain software licenses and the write-off of a $0.5 million non-trade receivable. Other costs for the year ended December 31, 2015 included a $1.5 million non-cash gain related to the termination of a postretirement medical benefit plan and a non-cash charge of $2.2 million related to the impairment of certain trademarks.

MILACRON HOLDINGS CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in millions)
Operating earnings (loss):
APPT	$(1.6)	$16.0	$34.9	$55.3
MDCS	18.4	18.0	91.4	52.1
Fluids	4.2	3.6	17.4	12.9
Corporate	(12.2)	(3.8)	(38.1)	(48.5)
Total operating earnings	8.8	33.8	105.6	71.8
Adjustments to operating earnings:
APPT Adjustments:
Depreciation and amortization	5.3	5.0	20.3	19.9
Currency effect on intercompany advances (a)	—	—	(0.1)	—
Organizational redesign costs (b)	14.4	3.0	22.6	7.0
Acquisition integration costs (e)	—	0.3	—	1.2
Professional services (f)	0.5	—	0.6	0.2
Fair market value adjustments (h)	—	—	0.3	—
Other (i)	1.6	—	3.0	2.2
Total APPT Adjustments	21.8	8.3	46.7	30.5
MDCS Adjustments:
Depreciation and amortization	8.1	8.9	33.2	35.7
Currency effect on intercompany advances (a)	3.7	3.8	(3.0)	23.2
Organizational redesign costs (b)	2.2	1.1	5.2	8.3
Acquisition integration costs (e)	—	—	—	1.7
Professional services (f)	—	—	0.1	0.3
Fair market value adjustments (h)	(0.1)	—	(0.1)	—
Other (i)	0.3	—	0.4	—
Total MDCS Adjustments	14.2	13.8	35.8	69.2
Fluids Adjustments:
Depreciation and amortization	1.4	1.7	5.5	6.7
Organizational redesign costs (b)	0.4	1.3	1.0	5.0
Professional services (f)	—	—	—	0.1
Other (i)	(0.1)	—	0.5	—
Total Fluids Adjustments	1.7	3.0	7.0	11.8
Corporate Adjustments:
Depreciation and amortization	0.3	0.1	0.9	0.4
Currency effect on intercompany advances (a)	2.0	(0.1)	1.5	0.1
Organizational redesign costs (b)	1.2	0.5	4.1	1.4
Long-term equity awards and shareholder fees (c)	1.9	(0.5)	7.1	22.9
Debt costs (d)	—	—	—	1.0
Acquisition integration costs (e)	—	0.2	—	0.8
Professional services (f)	1.7	0.9	4.0	4.6
Business combination costs (g)	—	0.4	—	0.4
Other (i)	—	(1.5)	0.1	(1.5)
Total Corporate Adjustments	7.1	—	17.7	30.1
Adjusted EBITDA:
APPT	20.2	24.3	81.6	85.8
MDCS	32.6	31.8	127.2	121.3
Fluids	5.9	6.6	24.4	24.7
Corporate	(5.1)	(3.8)	(20.4)	(18.4)
Total Adjusted EBITDA	$53.6	$58.9	$212.8	$213.4

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances associated with the acquisition of Mold-Masters within the MDCS segment.

(b)
Organizational redesign costs in the three months ended December 31, 2016 included $4.6 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic in APPT and MDCS and $0.2 million of costs related to the restructuring of Fluids in Europe. In the year ended December 31, 2016, organizational redesign costs across all segments included $8.6 million for termination costs as a result of eliminated positions. Organizational redesign costs in the year ended December 31, 2016 included $4.4 million of costs related to the shutdown of facilities in APPT, $5.1 million of costs related to relocating our facilities in Belgium, Italy and Germany to the Czech Republic in APPT and MDCS and $0.5 million of costs related to the restructuring of Fluids in Europe. In the year ended December 31, 2016, organizational redesign costs across all segments included $13.3 million for termination costs as a result of eliminated positions. Organizational redesign costs in APPT in the three months ended December 31, 2015 included $2.2 million of costs related to relocating our facility in Italy to the Czech Republic and $0.5 million of costs related to the shutdown of facilities. Organizational redesign costs incurred in MDCS in the three months ended December 31, 2015 included $0.5 million for termination costs as a result of eliminated positions. Organizational redesign costs incurred in Fluids during the three months ended December 31, 2015 included $0.9 million of one-time project costs related to restructuring in Europe. Organizational redesign costs in APPT and MDCS segments in the year ended December 31, 2015 included $4.3 million and $5.0 million for costs related to relocating our facilities in Italy and Belgium to the Czech Republic, respectively. As incurred at the respective segments, organizational redesign costs in the year ended December 31, 2015 included $4.4 million for termination costs as a result of eliminated positions. Organizational redesign costs for Fluids during the year ended December 31, 2015 included $3.7 million of severance and one-time project costs related to restructuring in Europe.

(c)
Long-term equity options and shareholder fees in Corporate included the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP in the three and twelve months ended December 31, 2016 and 2015. The cash advisory payment to CCMP ceased as of the effective date of our IPO.

(d)	Debt costs incurred during the year ended December 31, 2015 included $1.0 million of fees related to the New Term Loan Facility.

(e)
Acquisition integration costs for MDCS in the year ended December 31, 2015 included a $0.4 million gain for an adjustment to an accrued incentive payment and $1.8 million related to the Kortec, TIRAD and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives. Both APPT and Corporate acquisition integration costs for the year ended December 31, 2015 included $0.7 million of one-time costs to introduce the integration and new branding of all Milacron companies, respectively.

(f)
Professional fees in the three and twelves months ended December 31, 2016 included $2.2 million and $4.7 million of costs for strategic organizational initiatives, respectively. Professional fees incurred by Corporate in the three months and year ended December 31, 2015 included $0.9 million and $2.0 million of costs for strategic organizational initiatives, respectively. In the year ended December 31, 2015, professional fees incurred by Corporate also included $2.6 million of costs for readiness initiatives associated with our IPO.

(g)	Business combination costs for Corporate relate to certain professional, audit and other fees related to the acquisitions of Mold-Masters, Kortec, TIRAD, and certain other smaller acquisitions.

(h)	Non-cash fair market value adjustments relate to acquisition accounting for the fair market value of inventory as part of our acquisition of CanGen in the fourth quarter of 2015.

(i)
Other costs for APPT in the year ended December 31, 2016 includes $1.4 million related to the impairment of certain software licenses. Other costs for Fluids in the year ended December 31, 2016 includes the write-off of a $0.5 million non-trade receivable. Other costs in APPT for the year ended December, 31 2015 included a non-cash charge of $2.2 million related to the impairment of certain trademarks. Other costs in Corporate for the three and twelve months ended December 31, 2015 included a $1.5 million non-cash gain related to the termination of a postretirement medical benefit plan.

MILACRON HOLDINGS CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in millions, except per share data)
GAAP diluted earnings (loss) per share (a)	$0.02	$0.22	$0.43	$(0.55)
Amortization expense	0.11	0.12	0.45	0.51
Currency effect on intercompany advances	0.08	0.05	(0.02)	0.33
Organizational redesign costs	0.26	0.09	0.47	0.31
Long-term equity awards and shareholder fees	0.03	(0.01)	0.10	0.33
Debt costs	—	—	—	0.33
Acquisition integration costs	—	0.01	—	0.05
Professional services	0.03	0.01	0.07	0.07
Business combination costs	—	0.01	—	0.01
Fair market value adjustments	—	—	—	—
Annual effective rate adjustment	(0.08)	—	(0.05)	—
Other	0.02	(0.02)	0.06	0.01
Adjusted diluted earnings per share (a)	$0.47	$0.48	$1.51	$1.40

(a)
Represents fully diluted earnings (loss) per share for the year ended December 31, 2015 on a pro-forma basis; calculation uses the total diluted shares used for the year December 31, 2016 (70.1 million shares).